Exhibit 5.1

CONYERS DILL & PEARMAN 29th Floor One Exchange Square 8 Connaught Place Central Hong Kong T +852 2524 7106 | F +852 2845 9268 conyers.com

27 February 2025

Matter No. 1006400/110706915

852 2842 9530

Richard.Hall@conyers.com

Intelligent Living Application Group Inc.

Unit 2, 5/F, Block A, Profit Industrial Building

1-15 Kwai Fung Crescent, Kwai Chung

New Territories, Hong Kong

Dear Sir/Madam,

Re: Intelligent Living Application Group Inc. (the “Company”)

We have acted as special Cayman Islands legal counsel to the Company in connection with a registration statement on form F-3 (File No. 333-274495) filed with the U.S. Securities and Exchange Commission (the “Commission”) which became effective on December 4, 2023 (the “Registration Statement”) and a prospectus supplement filed with the Commission February 26, 2025 (the “Prospectus Supplement”), relating to the sale of an aggregate of 1,034,483 ordinary shares of the Company par value US$0.0001 per share (the “Ordinary Shares”) pursuant to a Placement Agent Agreement dated February 25, 2025 entered into by the Company and the placement agent therein.

1.	DOCUMENTS REVIEWED

For the purposes of giving this opinion, we have examined a copy of the Registration Statement and the Prospectus (both terms do not include any other instrument or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto).

We have also reviewed copies of:

1.1.	the amended and restated memorandum (the “Memorandum”) and articles of association of the Company certified by the Secretary of the Company on 27 February 2025;

1.2.	unanimous written resolutions of the directors of the Company dated 25 February 2025 (the “Resolutions”);

1.3.	a Certificate of Good Standing issued by the Registrar of Companies in relation to the Company on 26 February 2025 (the “Certificate Date”);

1.4.	such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render the opinion set forth below.

2.	ASSUMPTIONS

We have assumed:

2.1.	the genuineness and authenticity of all signatures and the conformity to the originals of all copies (whether or not certified) examined by us and the authenticity and completeness of the originals from which such copies were taken;

2.2.	that where a document has been examined by us in draft form, it will be or has been executed and/or filed in the form of that draft, and where a number of drafts of a document have been examined by us all changes thereto have been marked or otherwise drawn to our attention;

2.3.	the accuracy and completeness of all factual representations made in the Registration Statement and other documents reviewed by us;

2.4.	that the Resolutions were passed at one or more duly convened, constituted and quorate meetings or by unanimous written resolutions, will remain in full force and effect and will not be rescinded or amended;

2.5.	that there is no provision of the law of any jurisdiction, other than the Cayman Islands, which would have any implication in relation to the opinions expressed herein;

2.6.	that upon issue of any Ordinary Shares to be sold by the Company, the Company will receive consideration for the full issue price thereof which shall be equal to at least the par value thereof;

2.7.	the validity and binding effect under the laws of the United States of America of the Registration Statement and that the Registration Statement will be duly filed with the Commission;

2.8.	the Company has not taken any action to appoint a restructuring officer;

2.9.	no invitation has been or will be made by or on behalf of the Company to the public in the Cayman Islands to subscribe for any shares of the Company; and

2.10.	that on the date of issuance of any of the Ordinary Shares, (i) the Company will have sufficient authorised but unissued Ordinary Shares, and (ii) the Company is and after issuing such Ordinary Shares will be able to pay its debts.

3.	QUALIFICATIONS

3.1.	We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than the Cayman Islands. This opinion is to be governed by and construed in accordance with the laws of the Cayman Islands and is limited to and is given on the basis of the current law and practice in the Cayman Islands.

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4.	OPINION

On the basis of and subject to the foregoing, we are of the opinion that:

4.1.	The Company is duly incorporated and existing under the laws of the Cayman Islands and, based on the Certificate of Good Standing, is in good standing as at the Certificate Date. Pursuant to the Companies Act (the “Act”), a company is deemed to be in good standing if all fees and penalties under the Act have been paid and the Registrar of Companies has no knowledge that the Company is in default under the Act.

4.2.	Based solely on our review of the Memorandum, the authorised share capital of the Company is US$50,000 divided into 500,000,000 shares of a nominal or par value of US$0.0001 each, comprising of (i) 450,000,000 Ordinary Shares of a nominal or par value of US$ 0.0001 each, and (ii) 50,000,000 preferred shares of a nominal or par value of US$0.0001 each of such class or classes (however designated) as the board of directors may determine in accordance with Article 12 of the Articles.

4.3.	The Company has taken all corporate action required to authorise the allotment and issue of the Ordinary Shares. When issued and paid for as contemplated by the Registration Statement and the Prospectus Supplement, the Ordinary Shares will be validly issued, fully paid and non-assessable (which term when used herein means that no further sums are required to be paid by the holders thereof in connection with the issue of such shares).

We hereby consent to the filing of this opinion as an exhibit to the Company’s report filing on Form 6- K with the Commission. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

Yours faithfully,

/s/ Conyers Dill & Pearman

Conyers Dill & Pearman

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